Exhibit 99.2

Press Release Source: Industrial Services of America, Inc.

Industrial Services of America, Inc. Reports Results for the First Quarter Ending March 31, 2004 Monday April 5, 8:30 am ET

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 5, 2004--Industrial Services of America, Inc. (NASDAQ: IDSA -News), a leading scrap recycling and waste management services company, announced financial results for the first quarter of 2004, ending March 31, 2004.

Financial Highlights:

--	Total revenues for the first quarter were $36.2 million, an increase of 40% over the total revenues for the first quarter of 2003 of $25.8 million.

--

Net income for the first quarter was $449,284 (basic earnings of 13 cents per share), compared with net loss of $182,623 (basic loss of (5) cents per share) for the first quarter of 2003. (Per share amounts reflect the now effective 2 for 1 stock split declared on February 26, 2004 with a record date of March 16, 2004 and a distribution date of March 30, 2004.)

"All divisions of our company are operating effectively and efficiently," said Harry Kletter, Chairman and CEO. "In this quarter, volumes of ferrous and non-ferrous scrap, and recyclable fiber shipments have increased 15% compared to the same period a year ago. These volumes should continue to make a significant contribution to the bottom line. We expect our management services and waste equipment businesses to continue to remain steady." Mr. Kletter continued, "We are actively going forward with our plans to expand through new business partnerships, due to our success in the public markets, and our positive cash flow."

Industrial Services of America, Inc., is a Louisville, Kentucky based scrap recycling and management services company that offers a total package of waste, scrap and recycling management services to commercial, industrial and logistic customers nationwide, as well as waste handling equipment sales and service. The Company also actively participates in international markets, exporting ferrous, non-ferrous and other recycled materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm

Contact:

Industrial Services of America Inc., Louisville
Harry Kletter, 502-366-3452
hklet@isa-inc.com
or
Alan Schroering, 502-366-3452
aschroering@isa-inc.com
http://www.isa-inc.com/